Exhibit 99.1

UFP TECHNOLOGIES, INC.
172 East Main Street	Tel. 978-352-2200
Georgetown, MA 01833 — USA	www.ufpt.com
Contact: Ron Lataille

FOR IMMEDIATE RELEASE
October 6, 2006

UFP TECHNOLOGIES REGAINS COMPLIANCE WITH NASDAQ’S
INDEPENDENT DIRECTOR REQUIREMENTS;
R. JEFFREY BAILLY APPOINTED CHAIRMAN OF THE BOARD

Georgetown, Mass. (October 6, 2006).  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today announced that it received a letter from Nasdaq dated September 11, 2006 stating that the Company has regained compliance with Nasdaq Marketplace Rule 4350(c). This rule requires that the Board of Directors of the Company be composed of a majority of independent directors.

UFP Technologies also announced that R. Jeffrey Bailly, the Company’s President and Chief Executive Officer, has been appointed to the additional role of Chairman of the Board. Mr. Bailly succeeds William H. Shaw, who served in that role from the Company’s inception in 1963 until his death in August.

Commenting on Shaw’s leadership, Mr. Bailly said, “Bill Shaw was an extremely effective chairman who assembled the superb group of professionals on UFP Technologies’ Board of Directors. We will continue to uphold the high ethical standards instilled under Bill’s leadership, along with the entrepreneurial spirit and customer-focused culture Bill fostered on the Board during his 43 years as chairman.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics. The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies. The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

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